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                        September 6, 2023

       Matthias Bodenstedt
       Chief Financial Officer
       MoonLake Immunotherapeutics
       Dorfstrasse 29
       6300 Zug
       Switzerland
       41 415108022

                                                        Re: MoonLake
Immunotherapeutics
                                                            Registration
Statement on Form S-3
                                                            Filed August 31,
2023
                                                            File No. 333-274286

       Dear Matthias Bodenstedt:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Jimmy
McNamara at 202-551-7349 with any questions.




                        Sincerely,


                        Division of Corporation Finance

                        Office of Life Sciences
       cc:                                              Branden Berns